RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED JULY 3, 2010

Pennsauken, NJ – August 10, 2010 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and twenty-six week periods ended July 3, 2010.

The Company announced revenues of $46.9 million for the thirteen week period ended July 3, 2010, increased from $46.4 million for the thirteen week period ended June 27, 2009 (comparable prior year period).  Net income from continuing operations was $1.7 million for the thirteen week period ended July 3, 2010, or $0.13 per diluted share, as compared to net income from continuing operations of $0.6 million, or $0.05 per diluted share, for the comparable prior year period.  Net income for the thirteen week period ended July 3, 2010 was $1.7 million, or $0.13 per diluted share, as compared to net income of $0.2 million, or $0.02 per diluted share, for the comparable prior year period.

The Company had operating income for the thirteen week period ended July 3, 2010 of $2.9 million, or $0.22 per diluted share, as compared to $0.8 million, or $0.06 per diluted share, for the comparable prior year period.

The Company experienced no activity in its discontinued operations for the thirteen week period ended July 3, 2010, as compared to a loss from discontinued operations, net of tax benefit of $0.4 million, or $0.03 per diluted share, for the comparable prior year period.  In March 2010 the Company closed its Oracle business unit located in southern California.  The closed business unit sold Oracle software applications and provided implementation, hosting and maintenance services for the suite of Oracle and related software applications.

The Company announced revenues of $95.9 million for the twenty-six week period ended July 3, 2010, increased from $93.0 million for the twenty-six week period ended June 27, 2009 (comparable prior year period).  Net income from continuing operations was $4.1 million for the twenty-six week period ended July 3, 2010, or $0.31 per diluted share, as compared to net income from continuing operations of $6.3 million, or $0.49 per diluted share, for the comparable prior year period.  Net income for the twenty-six week period ended July 3, 2010 was $3.5 million, or $0.27 per diluted share, as compared to net income of $5.8 million, or $0.45 per diluted share, for the comparable prior year period.  The Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense, for the twenty-six week period ended June 27, 2009.  The legal settlement resulted in an increase to earnings per diluted share of $0.45.  During the twenty-six week period ended July 3, 2010, the Company recognized a tax benefit of $1.1 million due to an anticipated 2010 tax deduction for goodwill and intangible assets associated with the closed subsidiary discussed above.  The Company recognized an impairment of the goodwill and intangible assets associated with this subsidiary in its 2008 Consolidated Financial Statements.

The Company had operating income for the twenty-six week period ended July 3, 2010 of $4.9 million, or $0.38 per diluted share, as compared to $0.5 million, or $0.04 per diluted share, for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented:  “We are pleased to report that net income in the second quarter 2010 rose 650% over the same period a year ago due in large part to continuing operational improvement and gross margin expansion.

Second quarter 2010 revenues in the Engineering and Commercial business segments increased while revenues in the Information Technology segment modestly declined as compared to the comparable prior year period.  This decline was primarily due to competing forces between demand and capital allocation in selected IT markets which contributed to the volatility in the revenue stream.  Operating income from continuing operations for all three segments improved significantly in the second quarter as compared to the same period a year ago.

We managed to achieve a respectable level of growth in earnings, gross profit and operating cash flow over the last several quarters despite the inconsistency in revenue levels.  With Engineering and Healthcare markets solidifying and priorities of our IT customers gaining clarity, we remain encouraged about our future business prospects.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	July 3, 2010	June 27, 2009
Revenues	$46,877	$46,381
Gross profit	12,912	11,622
Selling, general and administrative	9,682	10,477
Depreciation and amortization	341	380
Operating income	2,889	765
Other income, net	6	51
Income from continuing operations before income taxes	2,895	816
Income tax expense from continuing operations	1,177	206
Net income from continuing operations	1,718	610
Loss from discontinued operations, net of tax benefit	-	364
Net income	$1,718	$246

Diluted net earnings per share data:
Net income from continuing operations	$0.13	$0.05
Loss from discontinued operations, net of tax benefit	-	($0.03)
Net income	$0.13	$0.02

	Twenty-Six Week Periods Ended
	July 3, 2010	June 27, 2009
Revenues	$95,933	$93,039
Gross profit	25,604	22,191
Selling, general and administrative	19,986	20,993
Depreciation and amortization	691	741
Operating income	4,927	457
Other (expense) income, net	(39)	21
Income from legal settlement	-	9,750
Income from continuing operations before income taxes	4,888	10,228
Income tax expense from continuing operations	765	3,972
Net income from continuing operations	4,123	6,256
Loss from discontinued operations, net of tax benefit	632	457
Net income	$3,491	$5,799

Diluted net earnings per share data:
Net income from continuing operations	$0.31	$0.49
Loss from discontinued operations, net of tax benefit	($0.04)	($0.04)
Net income	$0.27	$0.45

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
 (In Thousands)

	July 3, 2010 (Unaudited)	January 2, 2010 (Audited)
Cash and equivalents	$18,916	$10,942
Accounts receivable, net	$45,026	$45,958
Total current assets	$67,841	$60,915
Goodwill and intangible assets	$7,814	$7,884
Total assets	$83,534	$77,369
Total current liabilities	$16,263	$13,700
Total liabilities	$16,629	$14,066
Stockholders’ equity	$66,905	$63,303

RCM Technologies, Inc.
Cash Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	July 3, 2010	June 27, 2009
Net income	$1,719	$246
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	342	404
Stock based compensation	102	(59)
Provision for losses on accounts receivable	45	76
Deferred income tax expense	-	134
Changes in operating assets and liabilities
Accounts receivable	5,091	3,355
Prepaid expenses and other current assets	320	(810)
Accounts payable and accrued expenses	(595)	(438)
Accrued payroll and related costs	(424)	1,626
Income taxes payable	331	(340)
Total adjustments	5,212	3,948

Cash provided by operating activities	$6,931	$4,194

	Twenty-Six Week Periods Ended
	July 3, 2010	June 27, 2009
Net income	$3,491	$5,799
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	719	785
Loss on disposal of fixed assets	269	-
Stock based compensation	167	34
Provision for losses on accounts receivable	179	304
Deferred income tax expense	-	2,426
Changes in operating assets and liabilities
Accounts receivable	1,139	7,663
Prepaid expenses and other current assets	(743)	(328)
Accounts payable and accrued expenses	735	(1,439)
Accrued payroll and related costs	1,682	(1,153)
Income taxes payable	521	(544)
Total adjustments	4,668	7,748

Cash provided by operating activities	$8,159	$13,547

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